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                                                                  Exhibit 23.3


                        CONSENT OF INDEPENDENT AUDITORS

         We consent to the references to our firm under the caption "Experts" in the Registration Statement (Form S-3) of CalEnergy Company, Inc. for the registration of 5,653,800 shares of its Common Stock and CalEnergy Capital Trust III for the registration of 5,400,000 of its Convertible Preferred Securities and $270,000,000 6-1/2% Convertible Junior Subordinated Debentures due 2027, and to the incorporation by reference therein of our report dated June 20, 1996 with respect to the consolidated financial statements of Northern Electric plc included in the Current Report on Form 8-K/A dated February 18, 1997 of CalEnergy Company, Inc. filed with the Securities and Exchange Commission.


                                                 Ernst & Young
                                                 Chartered Accountants


Newcastle Upon Tyne, England
4 February 1998